Exhibit 10.31

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission.  Asterisks denote omissions.

LICENSE AGREEMENT

between

TRANSKARYOTIC THERAPIES, INC.

and

CELL GENESYS, INC.

LICENSE AGREEMENT

This License Agreement (the “Agreement”), effective as of June 7, 2002 (the “Effective Date”), is between TRANSKARYOTIC THERAPIES, INC., a corporation organized and existing under the laws of Delaware and having its principal place of business at 195 Albany Street, Cambridge, MA 02139 (“TKT”), and CELL GENESYS, INC., a corporation organized and existing under the laws of Delaware and having its principal place of business at 342 Lakeside Drive, Foster City, CA 94404 (“CELL GENESYS”).  TKT and CELL GENESYS are sometimes hereinafter referred to each as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, CELL GENESYS has certain Patent Rights  (as hereinafter defined);

WHEREAS, TKT desires to obtain a license under the CELL GENESYS Patent Rights upon the terms and conditions set forth herein, and CELL GENESYS desires to grant such a license;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE  I

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1          “Affiliate” shall mean, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party.  For the purposes of the definition in this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.2          “Designated Protein” shall mean one of the [**], as described in or determined by the provisions set forth in the letter dated June 7, 2002 from Robert H. Tidwell of CELL GENESYS to Michael J. Astrue of TKT (the “Side Letter”), and subject to Sections 2.2 and 2.3 hereof.

1.3          “[**]”.

1.4          “Licensed Product(s)” shall mean [**] Licensed Products and [**] Licensed Products.  “[**] Licensed Product” shall mean [**] of a Designated Protein, the making, using, selling, offering for sale or import of which is covered by a claim in the Patent Rights.  “[**]

Licensed Product” shall mean [**], the making, using, selling, offering for sale or import of which is covered by a claim in the Patent Rights.  For clarity, the term “Licensed Product(s)” does not include a composition that includes a protein that is covered by, or that was made by a process covered by, a claim in the Patent Rights, if that protein is not a Designated Protein.

1.5          “Patent Rights” shall mean: (a) all patents and patent applications (including provisional and utility applications) owned by CELL GENESYS, or licensed by CELL GENESYS with the right to sublicense, as of the Effective Date that claim [**], including, but not limited to: [**]; and also any new patent or patent application (i.e., not a continuing application) filed after the Effective Date that is owned by CELL GENESYS and [**] (b) divisions, continuations, continuations-in-part (but solely as to claims that encompass subject matter disclosed in the parent application), extensions, supplementary protection certificates, utility models, reexaminations, reissues and renewals of the patents and patent applications in clause (a) above,; and (c) foreign equivalents of the patents and applications in clauses (a) and (b) above.

1.6          “Third Party” shall mean a party other than TKT, CELL GENESYS, or their respective Affiliates.

ARTICLE  II

LICENSE GRANT

2.1          License Grant. Subject to the terms and conditions of this Agreement, CELL GENESYS grants to TKT (i) an [**] under the Patent Rights to [**], and (ii) a [**] under the Patent Rights to [**] solely for use to [**].

2.2          Identification of Designated Proteins. TKT shall designate in writing each additional protein that TKT desires to designate as a Designated Protein pursuant to the Side Letter (up to the maximum number and within the timeframes set forth therein), but subject to the following.  Until such time as TKT’s rights to designate additional Designated Proteins as provided in this Agreement have terminated, CELL GENESYS shall [**] of any protein.

2.3          Substitution of Designated Proteins. Notwithstanding Section 1.2, Section 2.2 and the Side Letter, if, on the [**] of the Effective Date, CELL GENESYS has [**] then TKT shall have the right to designate an [**]: (i) a method or composition for, or including, the activation of a gene that is [**], (ii) a composition or a gene activation method that does [**] and (iii) a method or composition for or including gene activation which does [**].  Such additional [**] shall be identified on or before [**].

ARTICLE  III

CONFIDENTIALITY/PRESS RELEASES

3.1          Nondisclosure Obligation. All proprietary or confidential information disclosed by or on behalf of one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”)

hereunder in writing and marked “Confidential” or the equivalent (the “Proprietary Information”) shall be maintained in confidence by the Receiving Party and shall not be disclosed to a Third Party or used for any purpose whatsoever except as set forth herein without the prior written consent of the Disclosing Party.  All information disclosed by CELL GENESYS or TKT pursuant to the Binding Letter of Intent dated April 21, 2002 (the “LOI”) shall be deemed Proprietary Information of CELL GENESYS or TKT, as the case may be, and shall be subject to the terms of this Article 3.  For purposes of clarity, it is the intent of the Parties that general financial terms may be disclosed but that the number of Licensed Products and the nature and category of proteins which may be designated under this Agreement, as well as the nature of the milestones herein shall be considered Proprietary Information of both Parties.  The identity of the Licensed Products and Designated Proteins shall be TKT Proprietary Information.  However, the foregoing obligations shall not apply to particular Proprietary Information solely to the extent that the receiving Party can demonstrate with written evidence that such information:

(a)           is known by the Receiving Party at the time of its receipt, and not through a prior confidential disclosure by or on behalf of the Disclosing Party;

(b)           is properly in the public domain through no fault of the Receiving Party;

(c)           is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not directly or indirectly under an obligation of confidentiality to the Disclosing Party; or

(d)           is developed by the Receiving Party independently of, and without reference to or use of, Proprietary Information received from the Disclosing Party.

3.2          Authorized Disclosures. A Party may disclose the Proprietary Information of the other Party to the extent such disclosure:

(a)           is required to be disclosed by any governmental or other regulatory agency in order to obtain patents, to obtain approval to conduct clinical trials or to market a Licensed Product; provided, however, that (i) prior written notice is promptly delivered to the disclosing Party in order to provide an opportunity to challenge or limit the disclosure obligations, (ii) such disclosure may be only to the extent necessary to obtain such patents or approval, or to comply with regulations as appropriate and (iii) confidential treatment shall be sought to the extent reasonably practicable;

(b)           is necessary to be disclosed to employees, agents, consultants and/or other Third Parties for purposes related to the development and commercialization of Licensed Products (or for such Third Parties to determine their interest in performing such activities) in accordance with this Agreement on the condition that such Third Parties agree to be bound by confidentiality obligations at least as restrictive as the terms herein; or

(c)           is required to be disclosed by law or court order, provided that prior written notice is promptly delivered to the disclosing Party in order to provide an opportunity to challenge or limit the disclosure obligations, and provided further that such disclosure may be only to the extent reasonably necessary to comply with the applicable law or court order.

3.3          Press Releases. Neither Party shall issue a press release relating to this Agreement without the prior review and written consent of the other Party.

3.4          Confidential Treatment. In the event that either Party is required to include this Agreement and any agreements or letters referred to herein in any report, statement or other document filed by such Party with the United States Securities and Exchange Commission (the “SEC”), then the disclosing Party shall [**] to obtain, to the maximum extent permitted by law, confidential treatment from the SEC of any trade secrets and commercial or financial information of a privileged or confidential nature, including without limitation all information relating to the number or identity of the Designated Proteins under this Agreement and the specific financial terms and the nature of the milestones herein, and shall notify the other Party as to such efforts and all related communications with the SEC.  Notwithstanding the foregoing, neither Party shall submit a confidentiality request for this Agreement or the agreements or letters referred to herein without providing the other Party with an opportunity for prior review and comment on such confidentiality request.  The filing Party shall reasonably consider and attempt to accommodate any such comments by such other Party in submitting such confidentiality request.

ARTICLE  IV

PAYMENTS

4.1          Upfront Fees. In consideration for the license granted to TKT by CELL GENESYS under Section 2.1 and CELL GENESYS’s fulfillment of its other obligations and undertakings under this Agreement, within [**] of the Effective Date, TKT shall make a cash payment to CELL GENESYS of Eleven Million U.S. Dollars (US $11,000,000), less the credit provided for in Section 4.2, and shall issue and transfer to CELL GENESYS three hundred sixty six thousand nine hundred twenty eight (366,928) shares of TKT common stock (the “Shares”) pursuant to an executed Stock Purchase Agreement in the form attached hereto as Exhibit A (the “Stock Purchase Agreement”).

4.2          Cash Payment Credit. The cash payment of Three Million U.S. Dollars (US $3,000,000) paid by TKT pursuant to the LOI between the Parties effective April 21, 2002 shall be credited towards the upfront cash fee of Eleven Million U.S. Dollars (US $11,000,000), thereby reducing the payment required pursuant to Section 4.1 to Eight Million U.S. Dollars (US $8,000,000).

4.3          Milestone Payments. In further consideration for the license granted to TKT by CELL GENESYS under Section 2.1 and CELL GENESYS’s fulfillment of its other obligations and undertakings under this Agreement, TKT shall make cash and stock payments to CELL GENESYS in the respective amounts set forth below upon attainment of the respective milestone events set forth below:

EVENT	AMOUNT
(a) [**].	[**].

(b) [**].	[**].

(c) [**].	[**].

4.4          Milestone Conditions. No milestone shall be payable more than once by TKT. Further, milestones 4.3(b) and 4.3(c) are exclusive of each other and only one can be achieved.  For clarity, TKT shall pay the amount designated above upon the achievement of milestone 4.3(a) and upon the achievement of either of milestone 4.3(b) or 4.3(c).  CELL GENESYS shall notify TKT in writing upon the achievement of any of the milestone events set forth above and TKT shall have [**] to make the corresponding cash payment or stock grant, as the case may be.

4.5          Late Payments. For each payment or stock transfer not received by CELL GENESYS when due pursuant to Section 4.4, TKT must pay to CELL GENESYS a simple interest charge of [**] per annum, or such lower amount as is required by law, on the cash value of such payment or stock transfer to be calculated from the date such payment or stock transfer is due until it is actually received by CELL GENESYS.

ARTICLE  V

REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION

5.1          CELL GENESYS Representations and Warranties. CELL GENESYS hereby represents and warrants to TKT that:

(a)           it has the full corporate power and authority to enter into this Agreement, to perform its obligations under this Agreement and to grant the license granted under Article 2 hereof, and this Agreement has been duly executed and constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, affecting creditor’s rights generally or by principles of equity;

(b)           as of the Effective Date, there are no claims, oppositions, litigations, interferences, judgments or settlements against or owed by CELL GENESYS related to the Patent Rights that would materially affect the license granted hereunder, and there are no pending, and CELL GENESYS is not aware of any threatened, claims, oppositions, litigations, or interferences relating to the Patent Rights, other than those claims of record as of the Effective Date [**];

(c)           (i) CELL GENESYS is not aware that any of the data and information made available to TKT for the diligence conducted by TKT pursuant to  the LOI are untrue or inaccurate to any material degree, and (ii) CELL GENESYS has made available to TKT all Materials (as defined in Section 1(a) of the LOI) in CELL GENESYS’s or any of its agents’ control or possession;

(d)           to CELL GENESYS’ knowledge, it does not have any license rights granted to it by Third Party under any patent that claims the activation of genes to produce specific desired proteins, which license rights cannot be sublicensed to TKT for the purposes of the license rights granted under Section 2.1; and

(e)           the execution and performance by it of its obligations hereunder does not and will not constitute a material breach of, or materially conflict with, any agreement or arrangement by which it is bound, and that it will not enter into any agreement which materially conflicts with the terms hereof.

5.2          TKT Representations and Warranties. TKT hereby represents and warrants to CELL GENESYS that:

(a)           it has the full corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement, and this Agreement has been duly executed and constitutes a valid, binding and enforceable agreement in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, affecting creditor’s rights generally or by principles of equity; and

(b)           the execution and performance by it of its obligations hereunder does not and will not constitute a material breach of, or materially conflict with, any agreement or arrangement by which it is bound, and that it will not enter into any agreement which materially conflicts with the terms hereof.

5.3          CELL GENESYS Indemnification. CELL GENESYS hereby agrees to defend, hold harmless and indemnify TKT, its Affiliates, agents, directors, officers and employees from and against any and all Third Party suits, claims, actions, demands, liabilities, costs, damages, fees, expenses and/or losses, including without limitation reasonable legal expenses and attorneys’ fees (collectively “Third Party Claims”) resulting from a material breach by CELL GENESYS of any of the provisions of this Agreement, including without limitation, the representations and warranties made in Section 5.1 by CELL GENESYS; except to the extent such Third Party Claims result from the negligence or intentional misconduct of, or breach hereof by, TKT.

5.4          TKT Indemnification. TKT hereby agrees to defend, hold harmless and indemnify CELL GENESYS, its Affiliates, agents, directors, officers and employees from and against any and all Third Party Claims (except to the extent such Third Party Claims result from the negligence or intentional misconduct of, or breach hereof by, CELL GENESYS), including any product liability claims, resulting:

(a)           from a material breach by TKT of any of the provisions of this Agreement;

or

(b)           directly or indirectly from the manufacture, use, handling, storage, sale or other disposition of Licensed Products by TKT, or its Affiliates, agents or sublicensees.

5.5          Indemnification Procedure. The Party seeking indemnification under this Section 5 (the “Indemnified Party”) shall (i) give prompt written notice to the other Party (the “Indemnifying Party”) of any Third Party Claim for which indemnification is sought, (ii) permit the Indemnifying Party to assume full responsibility to investigate, prepare for, defend against and/or compromise or settle (subject to the provisions set forth below) the Third Party Claim and (iii) if the Indemnifying Party assumes responsibility under clause (ii), reasonably assist the Indemnifying Party, at the Indemnifying Party’s reasonable expense, in the investigation of, preparation for and defense of such Third Party Claim.  If the Indemnifying Party assumes control of the defense of a Third Party Claim, the Indemnifying Party shall not be liable for any litigation costs or expenses incurred by the Indemnified Party.  If the Indemnifying Party does not assume control of the defense of the Third Party Claim, the Indemnified Party shall control such defense. The Indemnifying Party shall not compromise or settle such Third Party Claim without the Indemnified Party’s prior written consent if the compromise or settlement does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or if the compromise or settlement imposes any liability or obligation on the Indemnified Party.  The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party.  The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit the defense of which has been assumed by the Indemnifying Party.

5.6          LIMITATION OF LIABILITY. EXCEPT FOR OBLIGATIONS UNDER SECTIONS 5.3 AND 5.4 OR IN CASE OF BREACH OF SECTION 3.1, IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OR CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.

5.7          Limited Warranty. Except for the warranties provided by CELL GENESYS in Section 5.1 AND TKT IN SECTION 5.2, EACH PARTY disclaims all other warranties, express or implied, and specifically, without limitation, any warranty of merchantability, fitness for a particular purpose or any warranty that exercise by TKT of its rights under the Patent Rights will not infringe any intellectual property rights of third parties.

ARTICLE  VI

INTELLECTUAL PROPERTY PROVISIONS

6.1          Filing, Prosecution and Maintenance of Patents

(a)           Subject to Section 6.1(b) below, CELL GENESYS agrees to file, prosecute and maintain all Patent Rights [**] and shall provide TKT with copies of all documentation and correspondence related to the Patent Rights.  To the extent that such documents pertain to Licensed Products, CELL GENESYS shall give TKT an opportunity to comment on any official communication related to the Patent Rights before filing, shall [**], and shall consult with TKT thereon.  CELL GENESYS shall comply with any applicable duty to disclose information relevant to the Patent Rights as required by the United States Patent and Trademark Office during the prosecution of any of the Patent Rights. CELL GENESYS shall [**] related to the scope of appropriate disclosure.

(b)           In the event that CELL GENESYS elects not to file, prosecute or maintain any patent or patent application involving a particular patent or application in the Patent Rights, then CELL GENESYS shall give TKT at least [**] notice thereof and TKT shall have the right to elect to undertake such prosecution and maintenance.  In such case, CELL GENESYS shall, [**], either (i) assign such patent or application (including any patent or application to which such patent or application claims priority) to TKT, or (ii) allow TKT to prosecute and maintain such patent in CELL GENESYS’s name, and grant TKT an [**]. TKT shall, [**], file, prosecute and maintain such patent or application (including any priority patent or patent application) in the Patent Rights. CELL GENESYS shall execute such documents and perform such acts as may be reasonably necessary to effect an assignment or transfer of power of attorney to such Patent Rights to allow TKT to continue in a timely manner such filing, prosecution or maintenance.  Upon completion of such assignment or transfer of power of attorney, TKT shall be deemed automatically to have granted CELL GENESYS a [**] license under such assigned Patent Rights [**].  Further, TKT agrees that it shall, upon CELL GENESYS’s request, negotiate in good faith with any Third Party to grant a license [**] under such Patent Right to the extent needed for such Third Party to practice license rights granted to it by CELL GENESYS under the Patent Rights prior to CELL GENESYS’s election not to file, prosecute or maintain such Patent Right, provided that (a) such license rights do not include any right to make, have made, use, sell, offer for sale or import any Licensed Products, and (b) such Third Party is not, as of the date such election is made by CELL GENESYS not to file, prosecute or maintain such Patent Right, [**].  CELL GENESYS shall give notice to TKT as soon as practicable in advance of the grant, lapse, revocation, surrender, invalidation or abandonment of any CELL GENESYS Patent Right being prosecuted by CELL GENESYS.

6.2          Opposition, Reexamination and Reissue.

(a)           CELL GENESYS shall notify TKT, within [**] of learning of, and in any case, prior to public disclosure of, any request for, or filing or declaration of, any interference, opposition, reexamination, or the foreign equivalent of any of the foregoing involving the Patent Rights.

(b)           CELL GENESYS shall not initiate any reexamination, interference or reissue proceeding involving Patent Rights [**].

(c)           In connection with any interference, opposition, reissue, or reexamination proceeding (or the foreign equivalent of any of the foregoing) involving the Patent Rights, CELL GENESYS agrees to give TKT an opportunity to provide comments on any official communication related to such interference, opposition, reissue, or reexamination proceeding (or the foreign equivalent of any of the foregoing) before filing, shall consider TKT’s comments in good faith, and shall consult with TKT thereon.  Additionally, CELL GENESYS shall [**], and [**], including to the extent permissible by law and contracts, the [**].  Notwithstanding the foregoing, CELL GENESYS shall not be required to make any disclosure of any communication or other information that would destroy either the attorney/client privilege or attorney work product privilege protecting such communication or other information, provided that if such communication or other information is material to TKT’s interests under this Agreement, CELL GENESYS shall, in good faith, use [**] to facilitate disclosure without destroying any such privilege.

6.3          Enforcement and Defense.

(a)           Each Party shall give the other Party notice of any unauthorized making, using, selling, offering for sale or importing of a Licensed Product that may come to such Party’s attention (a “Field Infringement”).  Each Party shall have the right to bring suit against such alleged infringer in a Field Infringement, [**], and either Party may [**]; provided, however, that in the event that TKT brings a suit against an alleged infringer as the result of a possible Field Infringement, but in its sole reasonable discretion believes that CELL GENESYS is or may be a necessary or indispensable party under the applicable law, CELL GENESYS agrees to become a party in such action, and shall execute all documents and take all steps reasonably necessary to enable TKT to initiate, prosecute and/or maintain such action, or for TKT to defend any declaratory judgment action brought by the alleged infringer.  Each Party shall be entitled in any such action [**] to assert its own claims for damages and to defend it interests in the Patent Rights.  For any infringement of the Patent Rights other than a Field Infringement, CELL GENESYS shall have the sole and exclusive right to bring an action against the infringer.

(b)           Each Party shall [**] pursuant to an action brought under subclause (a) above.

(c)           Each Party shall notify the other of any certification regarding any Patent Rights which it has received pursuant to 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions or the foreign equivalent thereof and shall provide the other with a copy of such certification within five (5) days of receipt.  CELL GENESYS’s and TKT’s rights with respect to the initiation and prosecution of any legal action (or the defense of any such legal action) as a result of such certification or any recovery obtained as a result of such legal action shall be as defined above; provided, however, that if either Party shall exercise its first right to initiate and prosecute any action or to control the defense of any such action, such Party shall notify the other Party of such decision within ten (10) days of receipt of the certification.

(d)           If any Licensed Product becomes the subject of a Third Party claim, or there is the potential for a claim of patent infringement related to TKT’s development, use, sale, offer for sale or import of Licensed Products, TKT shall defend against such claim [**].  CELL GENESYS and TKT shall fully cooperate and provide assistance to each other, [**], with respect to any proceeding related to gene activation patents owned or licensed by a Third Party and asserted, or threatened to be asserted, by such Third Party, including without limitation, [**].

6.4          Third Party License; Settlement. Except as otherwise provided herein, CELL GENESYS shall [**] that [**] under the Patent Rights [**].

ARTICLE  VII

TERM AND TERMINATION

7.1          Term and Expiration. This Agreement shall be effective as of the Effective Date and, unless terminated earlier pursuant to the provisions of Section 7.2  below, shall continue until the expiration of the last-to-expire Patent Right.

7.2          Termination by Either Party for Cause. This Agreement may be terminated by written notice by either Party at any time during the term of this Agreement if the other Party is in breach of a material obligation hereunder and has not cured such breach within [**] after notice requesting cure of the breach.  If TKT terminates this Agreement pursuant to this Section 7.2, then:  (a) the license granted pursuant to Section 2.1 shall [**)], and provided that [**], and (b) in addition, TKT shall have (i) [**] under the Patent Rights to [**] and (ii) a [**] under the Patent Rights to [**], but excluding from the foregoing rights any [**] under the Patent Rights that have been [**] prior to the date of breach.

7.3          Survivals. Termination or expiration of this Agreement shall not relieve either Party of any obligation of such Party accrued prior to such termination or expiration.  Any termination or expiration of this Agreement shall be without prejudice to the rights of either Party against the other accrued under this Agreement prior to termination or expiration hereof.  The provisions of Articles 1, 3, 5, and 7 shall survive the termination or expiration of this Agreement. Notwithstanding the termination of this Agreement pursuant to this Article VII, any sublicenses of Patent Rights granted by TKT hereunder prior to such termination shall survive such termination.  In such event, CELL GENESYS shall have the right to receive directly from the sublicensee any payments or other consideration otherwise payable to TKT as the sublicensor under such sublicense, and to otherwise exercise all of the rights of TKT as the sublicensor under such sublicense; provided however that CELL GENESYS shall not assume, and shall not be responsible for, any representations, warranties, promises or obligations of TKT to any sublicensees other than the licenses under such sublicenses.

ARTICLE  VIII

MISCELLANEOUS

8.1          Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, earthquakes, fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party.  The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical and shall make reasonable, diligent efforts to remove the condition constituting force majeure or to avoid its effects so as to resume performance as soon as practicable.

8.2          Sublicenses. All sublicenses granted by TKT under the Patent Rights to Third Parties shall be on such terms as are consistent with the provisions of this Agreement and shall be subject to the rights of CELL GENESYS under this Agreement.

8.3          Assignment. Except as otherwise expressly provided below, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party; except that either Party may, without the prior written consent of the other Party, assign this Agreement and such Party’s rights and obligations hereunder to its successor in interest in connection with the transfer or sale of all or substantially all of such Party’s assets or the business to which this Agreement relates, or in the event of its merger, acquisition, consolidation, change in control or similar transaction.  Any permitted assignee shall assume all obligations of its assignor under this Agreement except as otherwise provided herein.

8.4          Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible and (b) the Parties shall use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of such provision(s) in this Agreement.

8.5          Notices. All notices or other communications which are required or permitted hereunder, including any notices required pursuant to Section 2.2 hereof, shall be in writing and addressed as follows:

if to CELL GENESYS, to:	Cell Genesys, Inc.
342 Lakeside Drive
Foster City, CA 94404

Attention:	Robert Tidwell
Vice President, Corporate Development

with a copy to:	Cooley Godward LLP
3000 El Camino Real
Palo Alto, CA 94306-2155

Attention:	Barclay J. Kamb, Esq.

if to TKT, to:	Transkaryotic Therapies, Inc.
195 Albany Street
Cambridge, MA 02139

Attention:	Michael J. Astrue
Senior Vice President, Administration

with a copy to:	Kerry A. Flynn
Senior Director, Business Development

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such communication shall be deemed to have been given when delivered if personally delivered or sent by facsimile (provided that the Party providing such notice promptly confirms receipt of such transmission with the other Party by telephone), on the business day after dispatch if sent by a nationally-recognized overnight courier and on the third business day following the date of mailing if sent by mail, postage prepaid, return receipt requested.

8.6          Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to any rules regarding conflict of laws.  The Parties hereby consent to the jurisdiction of the state and federal courts of the State of Delaware and agree that any disputes related hereto shall be adjudicated therein.

8.7          Entire Agreement. This Agreement, together with the Side Letter and the Stock Purchase Agreement, contains the entire understanding of the Parties with respect to the subject matter hereof and supercedes all prior agreements with respect to the subject matter hereof, including without limitation the LOI.  All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement.  Except as expressly set forth in this Agreement, this Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties.

8.8          Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

8.9          Independent Contractors. It is expressly agreed that CELL GENESYS and TKT shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency.  Neither CELL GENESYS nor TKT shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party.

8.10        Waiver. The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

8.11        Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.12        Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

8.13        Section 365(n) of the Bankruptcy Code. All licenses granted under this Agreement are, and shall otherwise be, deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.  The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

8.14        Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or to give to any Third Party any rights or remedies by reason of this Agreement.  Except as otherwise expressly provided in this Agreement, there are no intended Third Party beneficiaries under or by reason of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this License Agreement as of the date first set forth above.

TRANSKARYOTIC THERAPIES, INC.		CELL GENESYS, INC.

By:	/s/Michael J. Astrue	By:

Name:	Michael J. Astrue	Name:
Title:	Senior Vice President Administration & General Counsel	Title:

EXHIBIT A

FORM OF STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into as of June 7, 2002 (the “Effective Date”), by and among Transkaryotic Therapies, Inc., a Delaware corporation (the “Company”), and Cell Genesys, Inc., a Delaware corporation (“CELL GENESYS”).

A.            Concurrently with the execution of this Agreement, the Company is entering into an Exclusive License Agreement with CELL GENESYS, (the “License Agreement”), pursuant to which CELL GENESYS is licensing the rights to certain technology to the Company; and

B.            In partial consideration for the execution and delivery of the License Agreement by CELL GENESYS, the Company has agreed to issue to CELL GENESYS certain shares of the Company’s common stock in accordance with the terms and conditions of this Agreement.

AGREEMENT

In consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and CELL GENESYS hereby agree as follows:

SECTION 1 Authorization of Sale of Shares.

1.1          Authorization. Subject to the terms and conditions of this Agreement, the Company has or before the Closings (as defined below) will have authorized the sale and issuance of up to the following number of shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”):

(a)           Three-Hundred Sixty Six Thousand Nine Hundred Twenty Eight (366,928) Shares (the “Up Front Shares”), subject to adjustment pursuant to Section 1.2;

(b)           that number of Shares equal to [**] divided by the average closing price of the Company’s Shares as reported on the Nasdaq National Market for the ten (10) consecutive trading days ending two days prior to the date of the Second Tranche Closing, as hereinafter defined (the “First Milestone Shares”), which shares shall only be issued if the milestone in Section 4.3(a) of the License Agreement is achieved; and

(c)           that number of Shares equal to [**], divided by the average closing price of the Company’s Shares as reported on the Nasdaq National Market for the ten (10)

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consecutive trading days ending two days prior to the date of the Third Tranche Closing, as hereinafter defined (the “Second Milestone Shares”), which shares shall only be issued if the milestone in Section 4.3(b) of the License Agreement is achieved.

If after the date hereof (i) the outstanding shares of the Company’s Common Stock shall be subdivided or split into a greater number of shares or a dividend in Common Stock shall be paid in respect of such Common Stock, (ii) the outstanding shares of Common Stock are combined, (iii) the Company shall pay a dividend in securities of the Company (other than Common Stock) or of other property (including cash) on the Common Stock, or (iv) there shall occur any merger, consolidation, capital reorganization or reclassification in which the Common Stock is converted or exchanged for securities, cash or other property, all share quantities in this Agreement, as well as the class or series of stock constituting the Common Stock for purposes of this Agreement, shall be appropriately adjusted to reflect such stock splits, stock dividend, combination, other dividend, merger, consolidation, capital reorganization or reclassification.  After any event referenced in clauses (i) through (iv) is consummated, if applicable, all references herein to the Company’s Common Stock shall be deemed to refer to the capital stock or property (including cash) into or for which the Common Stock was converted or exchanged, with the necessary changes in detail.

1.2          Adjustment of Up Front Shares. The number of Up Front Shares shall be adjusted as follows:

(a)           if the product of the average closing price of the Company’s Shares as reported on the Nasdaq National Market for the ten (10) trading days ending two days prior to the effective date of the Registration Statement (as hereinafter defined) with respect to the Up Front Shares multiplied by 366,928 is less than Fifteen Million Dollars ($15,000,000), then the number of Up Front Shares shall be increased by the number of Shares equal to (x) the difference between $15,000,000 and such product divided by (y) such average closing price; and the Company shall issue to CELL GENESYS such additional Up Front Shares promptly following the end of such ten (10) day period for a price per share equal to the par value of each such share, which price shall be deemed paid in partial consideration for the execution and delivery by CELL GENESYS of the License Agreement; provided further that the Company shall promptly cause any such additional shares to be registered, through supplement or amendment, on the Registration Statement with respect to the Up Front Shares; and

(b)           if the product of the average closing price of the Company’s Shares as reported on the Nasdaq National Market for the ten (10) trading days ending two days prior to the effective date of the Registration Statement (as hereinafter defined) with respect to the Up Front Shares multiplied by 366,928 is greater than Fifteen Million Dollars ($15,000,000), then the number of Up Front Shares shall be decreased by a number of Shares equal to (x) the difference between such product and $15,000,000 divided by (y) such average closing price; and CELL GENESYS shall surrender to the

Company the number of Shares by which the Up Front Shares are decreased, promptly following the end of such ten (10) day period, at a price per share equal to the par value of each such share, which price shall be deemed paid in partial consideration for the execution and delivery by Company of the License Agreement.

SECTION 2 Closing and Delivery

2.1          Sale of Shares. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and agreements contained herein, the Company will issue and sell to CELL GENESYS, and CELL GENESYS will purchase from the Company, at each of the Closings, the applicable number of Shares, at a price per share equal to the par value of each such share at such time, which price shall be deemed paid in partial consideration for the execution and delivery by CELL GENESYS of the License Agreement.

2.2          Closings. The closings of the purchase and sale of the Shares to be issued pursuant to this Agreement shall be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, 02109 in three tranches, as follows:

(a)           Within ten days of execution of the License Agreement, at a date mutually agreed by the parties hereto, the closing of the purchase and sale of the Up Front Shares will occur (the “First Tranche Closing”);

(b)           Within [**] of the achievement of the milestone in Section 4.3(a) of the License Agreement, if achieved, at a date mutually agreed by the parties hereto, the closing of the purchase and sale of the First Milestone Shares will occur (the “Second Tranche Closing”); and

(c)           Within [**] of the achievement of the milestone in Section 4.3(b) of the License Agreement, if achieved,, at a date mutually agreed by the parties hereto, the closing of the purchase and sale of the Second Milestone Shares will occur (the “Third Tranche Closing”).

Each of the First Tranche Closing, Second Tranche Closing and Third Tranche Closing are collectively hereinafter referred to as the “Closings” and individually as a “Closing”.

2.3          Delivery of the Shares. Promptly following a Closing, the Company shall deliver to CELL GENESYS a certificate representing the number of Shares purchased at such Closing, registered in the name of CELL GENESYS.

SECTION 3 Representations, Warranties and Covenants of the Company.

Subject to and except as set forth on the Schedule of Exceptions which is arranged in sections corresponding to the sub-section numbered provisions contained below in this Section and except as described in the SEC Reports (as defined below), the Company hereby represents and warrants to, and covenants with, CELL GENESYS as of the date hereof as follows:

3.1          Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to perform its obligations hereunder and to consummate the transactions contemplated hereby.

3.2          Due Execution, Delivery and Performance. The Company’s execution, delivery and performance of this Agreement and the issuance and sale of the Shares have been duly authorized by all requisite corporate action by the Company.  Upon the execution and delivery by the Company, and assuming the valid execution and delivery of this Agreement by CELL GENESYS, this Agreement will constitute the valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including specific performance, and except as the indemnification provisions contained in Section 8.3 hereof may be legally unenforceable.

3.3          No Conflicts. The Company’s execution, delivery and performance of this Agreement and the issuance of the Shares will not violate, conflict with, result in a breach of or constitute (upon notice or lapse of time or both) a default under, or result in the creation or imposition of any lien, security interest, mortgage, pledge, charge or other encumbrance, of any material nature, upon any properties or assets of the Company under any (a) law, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court or arbitrator to which the Company is subject, (b) the Company’s Amended Restated Certificate of Incorporation or Bylaws or (c) any provision of any material indenture, mortgage, agreement, contract or other material instrument to which the Company is a party or by which the Company or any of its properties or assets is bound as of the date hereof, except in the case of clause (a) and clause (c), where such violation, conflict, breach, default, or imposition would not have a Material Adverse Effect.  As used in this Agreement, a “Material Adverse Effect” means (a) a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of the Company or, as the case may be, the Company and any of its subsidiaries, taken as a whole or (b) a material impairment of the ability of the Company to perform its obligations under this Agreement.

3.4          Governmental Consents. Except for applicable filings with The Nasdaq Stock Market, Inc. (the “Nasdaq Market”), under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or state securities laws, no consent, approval, qualification, order or authorization of, or filing with, any local, state, or federal governmental authority is required on the part of the Company in connection with the Company’s valid execution, delivery, or performance of this Agreement, or the offer, sale or issuance of the Up Front Shares by the Company, other than any post-closing filings as may be required under applicable federal or state securities laws, which will be timely filed within the applicable periods therefor.

3.5          Issuance and Sale of the Securities. When issued and paid for in accordance with this Agreement, the Shares to be sold hereunder by the Company will be validly issued and outstanding, fully paid and non-assessable.

3.6          SEC Reports.

(a)           Since January 1, 2001, the Company has filed in a timely manner with the Securities and Exchange Commission (the “SEC”) all reports (“SEC Reports”) required to be filed by it under the Exchange Act.  All of the SEC Reports filed by the Company comply in all material respects with the requirements of the Exchange Act.  To the knowledge of the Company, none of the SEC Reports contain, as of the respective dates thereof, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made.

(b)           No event has occurred since January 1, 2002, requiring the filing of an SEC Report that has not heretofore been filed and furnished to CELL GENESYS (including, without limitation, any amendment to any such SEC Report).

3.7          Capitalization. The authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, par value $0.01 per share, of which 34,383,308 were issued and outstanding as of April 10, 2002 and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding on the date hereof.  As of the date hereof, the Company has no intention, obligation or commitment, fixed or contingent, to issue any shares of such Preferred Stock, other than pursuant to its Stockholders’ Rights Plan.

3.8          Nasdaq Compliance. The Company’s Common Stock is registered pursuant to Section 12(g) of the Exchange Act, and is listed on the Nasdaq National Market (the “Nasdaq Stock Market”), and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the Nasdaq Stock Market. The issuance of the shares does not require stockholder approval, including, without limitation, pursuant to the Nasdaq Marketplace Rules.

3.9          Form S-3 Eligibility. The Company qualifies as a registrant whose securities may be resold pursuant to Form S-3 promulgated by the SEC pursuant to the 1933 Securities Act, as amended.

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3.10        Absence of Litigation. There is no action, suit, proceeding or investigation pending or, to the Company’s best knowledge, that has been filed, commenced or threatened, by or before any governmental agency, court or arbitrator against the Company which might have, either individually or in the aggregate, a Material Adverse Effect (including, without limitation, any such action, suit, proceeding or investigation that questions the validity of this Agreement or the issuance of the Shares hereunder).

3.11        Legal Compliance. To the Company’s knowledge, the Company is not in default or violation of its Amended  Restated Certificate of Incorporation or Bylaws and has not violated any applicable laws (including, without limitation, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof) in respect of the conduct of its business or the ownership of its properties which default violation would (either individually or in the aggregate) have a Material Adverse Effect.  To the knowledge of the Company, there exists no condition, event or act which constitutes, or which after notice, lapse of time or both, would constitute, such a default or violation under any of the foregoing except where such a default is not reasonably expected to have a Material Adverse Effect.

3.12        Securities Act Exemption. Assuming and relying in part on the truth and accuracy of CELL GENESYS’ representations and warranties in Section 4 of this Agreement, the offer, sale and issuance of the Shares is exempt from registration under the Securities Act.

3.13        No Manipulation of Stock. The Company has not taken and will not, in violation of applicable law, take, any action outside the ordinary course of business designed to or that might reasonably be expected to cause or result in unlawful manipulation of the price of the Common Stock to facilitate the sale or resale of the Shares by CELL GENESYS.

3.14        Brokers. Neither the Company nor any of the officers, directors or employees of the Company has employed any broker or finder in connection with the transaction contemplated by this Agreement.  The Company shall indemnify CELL GENESYS from and against any broker’s, finder’s or agent’s fees for which the Company is responsible.

SECTION 4 Representations, Warranties and Covenants of Cell Genesys.

4.1          Authority, Approval and Enforceability.

CELL GENESYS represents and warrants to and covenants with the Company that:

(a)           CELL GENESYS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to perform its obligations hereunder and to consummate the transactions contemplated hereby..

(b)           CELL GENESYS’ execution, delivery and performance of this Agreement have been duly authorized by all requisite corporate action by CELL GENESYS.  Upon the execution and delivery by CELL GENESYS, and assuming the valid execution and delivery of this Agreement by the Company, this Agreement will constitute a valid and binding obligation of CELL GENESYS, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including specific performance, and except as the indemnification provisions contained in Section 8.3 hereof may be legally unenforceable.

4.2          Investment Representations. CELL GENESYS understands that the Shares have not been registered under the Securities Act. CELL GENESYS also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon CELL GENESYS’ representations contained in the Agreement, including this Section 4.2.  CELL GENESYS represents and warrants to, and covenants with, the Company that as of the date hereof and as of the date of any issuance of Shares hereunder:

(a)           CELL GENESYS has substantial experience in evaluating and investing in private purchases of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.  CELL GENESYS must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act, or an exemption from registration is available.

(b)           CELL GENESYS has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares purchased in a private purchase subject to the satisfaction of certain conditions.

(c)           CELL GENESYS agrees that it will not sell, assign or transfer, (collectively, “Transfer”) any of the Shares unless the Transfer will be made pursuant to an exemption from the registration requirements of the Securities Act or pursuant to an effective registration statement under the Securities Act and pursuant to an exemption from any applicable state securities laws or an effective registration or other qualification under any applicable state securities laws. CELL GENESYS understands that exemptions from such registration requirements are limited. The Company is under no obligation to register the Shares except as provided in Section 8.

(d)           CELL GENESYS acknowledges and agrees that the Shares are subject to certain restrictions as to resale under the federal and state securities laws. CELL GENESYS agrees and understands that stop transfer instructions will be given to the transfer agent for the Shares, and each share certificate and each certificate delivered on transfer of or in substitution for any such certificate, shall have affixed a legend in substantially the following form:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), and may not be offered, sold or otherwise transferred, assigned, pledged or hypothecated unless and until registered under the Act or unless the Company has received an opinion of counsel satisfactory to the Company and its counsel that such registration is not required.”

(e)           CELL GENESYS is acquiring the Shares for its own account for investment only, and not with a view towards their distribution or sale, nor with any present intention of distributing or selling the same (except in compliance with securities laws), and except as set forth herein, CELL GENESYS has no present or contemplated agreement, understanding, obligation, or commitment providing for the disposition thereof.

(f)            CELL GENESYS represents that by reason of its, or of its management’s, business or financial experience, it has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement.  Further, CELL GENESYS is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

(g)           CELL GENESYS represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

(h)           CELL GENESYS has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities.  CELL GENESYS has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.

4.3          No Manipulation of Stock. CELL GENESYS has not taken and will not, in violation of applicable law, take, any action outside the ordinary course of business designed to or that might reasonably be expected to cause or result in unlawful manipulation of the price of the Company’s Common Stock to facilitate the sale or resale of the Shares.

SECTION 5 Survival of Representations, Warranties and Agreements.

Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and CELL GENESYS herein shall survive the execution of this Agreement and the issuance and sale to CELL GENESYS of the Shares and shall terminate one year after the achievement of, or failure to achieve, as the case may be, the last remaining milestone under the License Agreement; provided, however, that the representations and warranties in Section 3.6 and Section 3.10 shall survive the execution of this Agreement for 18 months from the date of the First Tranche Closing.

SECTION 6 Conditions to Company’s Obligations at the Closing.

The Company’s obligation to complete the sale and issuance of the Shares at each Closing shall be subject to the following conditions to the extent not waived by the Company:

6.1          Representations and Warranties Correct. The representations and warranties made by CELL GENESYS in Sections 4.1, 4.2  and 4.3 hereof shall be true and correct when made, and shall be true and correct on the date of the First Tranche Closing.  Moreover, with respect to the Second Tranche Closing and Third Tranche Closing, the representations and warranties made by CELL GENESYS in Section 4.2  hereof shall be true and correct on the respective dates of such Closings.

6.2          Compliance Certificate; Certified Resolutions. At the First Tranche Closing, CELL GENESYS shall have delivered to the Company a compliance certificate, executed by the Chief Executive Officer of CELL GENESYS, dated as of the date of the First Tranche Closing, to the effect that the conditions, specified in Sections 6.1 have been satisfied.

SECTION 7 Conditions to Cell Genesys’ Obligations At the Closing.

CELL GENESYS’ obligation to purchase the Shares at each Closing shall be subject to the following conditions to the extent not waived by CELL GENESYS:

7.1          Representations and Warranties Correct. The representations and warranties made by the Company in Section 3 hereof shall be true and correct when made, and shall be true and correct as of the date of the First Tranche Closing.

7.2          Legal Opinion. CELL GENESYS shall have received from counsel to the Company, an opinion letter addressed to CELL GENESYS, with respect to the issuance of the Shares, dated as of the date of each Closing, in a form customarily and usually delivered by law firms of publicly traded companies in stock issuances of the nature contemplated by this Agreement.

7.3          Covenants Performed. All covenants, agreements and conditions contained herein to be performed by the Company on or prior to the date of each Closing shall have been performed or complied with in all material respects.

7.4          Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are binding upon the Company and that are required in connection with the lawful sale and issuance of the Shares at such Closing pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the date of each Closing.  No stop order or other order enjoining the sale of the Shares shall have been issued and no proceedings for such purpose shall be pending or, to the knowledge of the Company, threatened by the SEC, or any commissioner of corporations or similar officer of any state having jurisdiction over this transaction.

7.5          Legal Investment. At the time of each Closing, the sale and issuance of the Shares shall be legally permitted by all laws and regulations to which CELL GENESYS and the Company are subject.

7.6          Compliance Certificate; Certified Resolutions. At the First Tranche Closing, the Company shall have delivered to CELL GENESYS (i) a compliance certificate, executed by the Chief Executive Officer of the Company, dated as of the First Tranche Closing, to the effect that the conditions, specified in Sections 7.1, 7.3 and 7.4 have been satisfied; and (ii) a certificate of the Secretary of the Company evidencing the effective authorization of the issuance of the Stock by the Company’s Board of Directors as of the date of each Closing.

SECTION 8 Registration of the Shares; Compliance with the Securities Act.

8.1          Definitions. As used in this Section 8 the following terms shall have the following respective meanings:

(a)           “Registrable Shares” shall mean all Shares issued pursuant to this Agreement (which, for greater certainty, shall include the Up Front Shares, the First Milestone Shares and the Second Milestone Shares, when issued) and any other shares of Common Stock issued or issuable in respect to the Shares (because of stock splits, stock dividends, reclassifications, recapitalizations, adjustments pursuant to this Agreement or similar events);

(b)           “Untrue Statement” shall mean any untrue statement or alleged untrue statement, or any omission or alleged omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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8.2          Registration Procedures and Expenses. The Company shall:

(a)           within fourteen (14) days immediately following each Closing, such actual date being referred to as the “Registration Date,” prepare and file with the SEC a registration statement on Form S-3 in order to register with the SEC under the Securities Act a sale by CELL GENESYS on a delayed or continuous basis pursuant to Rule 415 under the Securities Act any or all of the Registrable Shares then issued at such Closing through the automated quotation system of the Nasdaq National Market System or the facilities of any national securities exchange on which the Company’s Common Stock is then traded, or in privately-negotiated transactions (a “Registration Statement”) (notwithstanding anything to the contrary expressed or implied herein, if a registration statement on Form S-3, or any substitute form, is not then available for registration of the Registrable Shares, the Company shall be obligated instead to prepare and file with the SEC a registration statement on Form S-1 in order to register the Registrable Shares under the Securities Act and such registration statement will be a “Registration Statement” for the purposes of this Agreement);

(b)           subject to receipt of necessary information from CELL GENESYS, use its commercially reasonably efforts to cause such Registration Statement to become effective as soon as possible after the Registration Date, and take all other reasonable actions necessary under any federal law or regulation to permit all Registrable Shares to be sold or otherwise disposed of thereunder;

(c)           promptly notify CELL GENESYS, at any time when a prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in or relating to such Registration Statement contains an Untrue Statement;

(d)           promptly prepare and file with the SEC, and deliver to CELL GENESYS, such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective until termination of such obligation as provided in Section 8.7 below;

(e)           furnish to CELL GENESYS such number of copies of prospectuses in conformity with the requirements of the Securities Act, in order to facilitate the public sale or other disposition of all or any of the Registrable Shares by CELL GENESYS;

(f)            file such documents as may be required of the Company for normal state securities law clearance for the resale of the Registrable Shares in which states of the United States as may be reasonably requested by CELL GENESYS provided, however, that the Company shall not be required in connection with this paragraph (f) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction;

(g)           no later than the Registration Date, use its best efforts to cause all Registrable Shares to be listed on each securities exchange, if any, on which equity securities by the Company are then listed; and

(h)           bear all expenses in connection with the procedures in Section 8.2, other than (i) fees and expenses, if any, of counsel or other advisers to CELL GENESYS, and (ii) any expenses relating to the sale of the Registrable Shares by CELL GENESYS, including broker’s commission, discounts or fees and transfer taxes.

8.3          Indemnification.

(a)           The Company agrees to indemnify and hold harmless CELL GENESYS (and each person, if any, who controls CELL GENESYS within the meaning of Section 15 of the Securities Act) from and against any losses, claims, damages or liabilities to which CELL GENESYS may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any Untrue Statement contained in the Registration Statement on the effective date thereof, or arise out of any failure by the Company to fulfill any undertaking included in the Registration Statement and the Company will reimburse CELL GENESYS for any reasonable legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that the Company shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an Untrue Statement made in such Registration Statement in reliance upon and in conformity with written information furnished to the Company by or on behalf of CELL GENESYS specifically for use in preparation of the Registration Statement, or the failure of CELL GENESYS to comply with the covenants and agreements contained in Section 8.4 hereof respecting the sale of the Registrable Shares or any statement or omission in any prospectus that is corrected in any subsequent prospectus that was delivered to CELL GENESYS prior to the pertinent sale or sales by CELL GENESYS.

(b)           CELL GENESYS agrees to indemnify and hold harmless the Company and underwriter (and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, each officer of the Company who signs the Registration Statement and each director of the Company) from and against any losses, claims, damages or liabilities to which the Company (or any such underwriter, officer, director or controlling person) may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any failure to comply with the covenants and agreements contained in Section 8.4 hereof respecting sale of the Registrable Shares, or any Untrue Statement made in the Registration Statement on the effective date thereof if such Untrue Statement was made in reliance upon and in conformity with written information furnished by or on behalf of CELL GENESYS specifically for use in preparation of the Registration Statement, and CELL GENESYS will reimburse the Company (or such underwriter, officer, director or controlling person), as the case may be, for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided that in no event shall any indemnity by CELL GENESYS under this Section 8.3 exceed the net proceeds received by CELL GENESYS from the sale of the Registrable Shares covered by such Registration Statement.

(c)           Promptly after receipt by any indemnified person of a written notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 8.3, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, and, subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person and such indemnifying person shall have been notified thereof, such indemnifying person shall be entitled to participate therein, and, to the extent it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person.  After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof; provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate, in the opinion of counsel to the indemnified person, for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, however, that no indemnifying person shall be responsible for the fees and expenses of more than one separate counsel for all indemnified parties; provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  No indemnifying party, in the defense of any such claim or litigation shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.  No indemnified party may settle or agree to settle any claim or litigation as to which indemnification may be sought hereunder without the prior written consent of the indemnifying party.  Each indemnified party shall furnish such information regarding itself or the claim in question as an indemnifying party may reasonably request in writing as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(d)           If the indemnification provided for in this Section 8.3 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by CELL GENESYS hereunder exceed the net proceeds received by CELL GENESYS from the sale of the Shares covered by the Registration Statement.

8.4          Transfer of Shares After Registration; Notice. CELL GENESYS hereby covenants with the Company not to make any sale of the Registrable Shares after registration without effectively causing the prospectus delivery requirement under the Securities Act to be satisfied, and not to make sale of the Registrable Shares under the Registration Statement if the Company has notified it that the Registration Statement contains an Untrue Statement.

8.5          Reporting Requirements. The Company agrees to use its best efforts to:

(a)           make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(b)           file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act of 1934; and

(c)           so long as CELL GENESYS own Registrable Shares, to furnish to CELL GENESYS forthwith upon request (1) a written statement by the Company as to whether it complies with the reporting requirements of said Rule 144, the Securities Act and Securities Exchange Act of 1934, and whether it qualifies as a registrant whose securities may be resold pursuant to SEC Form S-3, and (2) such other information as may be reasonably requested in availing CELL GENESYS of any rule or regulation of the SEC that would permit the selling of the Registrable Shares without registration.

8.6          Limitations on Registration Rights.

(a)           Notwithstanding the provisions of this Section 8, the Company may be written notice to CELL GENESYS require that CELL GENESYS immediately cease sales of shares under the Registration Statement (“Suspended Registration Statement”), in any period during which the Company is engaged in  any activity or transaction or preparations or negotiations for any activity or transaction (“Company Activity”) that the Company desires to keep confidential for business reasons, if the

Company determines in good faith that the public disclosure requirements imposed on the Company under the Securities Act in connection with any such Registration Statement would require disclosure of the Company Activity; provided, that (i) that the Company shall not suspend the use of said prospectus more than two times in any twelve month period and the duration of any one such suspension shall not be more than thirty (30) days and (ii) the Company shall cause any Suspended Registration Statement to remain effective for one additional day for each day, or any portion of a day, that CELL GENESYS was required to cease sales of shares thereunder, and provided further, that the Company shall use its commercially reasonable efforts to minimize the duration of any such suspension; and

(b)           If the Company requires CELL GENESYS to cease sales of shares pursuant to Section 8.6(a) above, the Company shall, as promptly as practicable following the termination of the circumstance which entitled the Company to do so, give prompt written notice to CELL GENESYS that such circumstance has terminated and that it may resume sales pursuant to the Suspended Registration Statement has been amended to comply with the requirements of the Securities Act, the Company shall enclose such revised prospectus with the notice to CELL GENESYS given pursuant to this section 8.6(b) and CELL GENESYS shall make no offers or sales of shares pursuant to such Suspended Registration Statement other than by means of such revised prospectus.  The foregoing provisions of this Section 8.6 shall in no manner diminish or otherwise impair the Company’s obligations under Section 8.2 and Section 8.3 hereof.

8.7          Termination of Obligations. The obligations of the Company pursuant to Sections 8.2 through 8.5 hereof with respect to Registrable Shares issued at a Closing and the Registration Statement covering such Shares shall cease and terminate at such time as all of such Registrable Shares (i) have been resold or (ii) such time as all of such Registrable Shares held by such Purchaser may be sold during any 90 day period pursuant to Rule 144, including Rule 144 (k), without being restricted by the volume limitations of Rule 144(e).

SECTION 9 NOTICES.

All notices or other communications which are required or permitted hereunder shall be in writing and addressed as follows:

if to CELL GENESYS:	Cell Genesys, Inc.
342 Lakeside Drive
Foster City, CA 94404

Attention:	Robert Tidwell
Vice President, Corporate Development

with a copy to:	Cooley Godward LLP
3000 El Camino Real
Palo Alto, CA 94306-2155

Attention:	Barclay J. Kamb, Esq.

if to the Company:	Transkaryotic Therapies, Inc.
195 Albany Street
Cambridge, MA 02139

Attention:	Richard F Selden
President and Chief Executive Officer

with a copy to:	Kerry A. Flynn
Senior Director, Business Development

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.  Any such communication shall be deemed to have been given when delivered if personally delivered or sent by facsimile (provided that the party providing such notice promptly confirms receipt of such transmission with the other party by telephone), on the business day after dispatch if sent by a nationally-recognized overnight courier and on the third business day following the date of mailing if sent by mail, postage prepaid, return receipt requested.

SECTION 10 MISCELLANEOUS.

10.1        Waivers and Amendments. Neither this Agreement nor any provision hereof may be changed, waived, discharged, terminated, modified or amended except upon the written consent of the parties hereto.

10.2        Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

10.3        Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible and (b) the parties shall use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of such provision(s) in this Agreement.

10.4        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as applied to contracts entered into and performed entirely in the State of Delaware by Delaware residents, without regard to conflicts of law principles.

10.5        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

10.6        Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto, provided that CELL GENESYS shall not assign its rights or obligations hereunder unless CELL GENESYS assigns such rights in whole and not in part to an assignee of such rights and obligations which shall agree in writing with the Company to be bound by this Agreement.  The Company shall not, directly or indirectly, enter into any merger, consolidation or reorganization in which the Company shall not be the surviving corporation unless the proposed surviving corporation shall, prior to such merger, consolidation or reorganization, agree in writing to assume the obligations of the Company under this Agreement; provided, however, that the provisions of this Section 10.6 shall not apply in the event of any merger, consolidation or reorganization in which the Company is not the surviving corporation if CELL GENESYS is entitled to receive in exchange for their Registrable Shares consideration consisting solely of (i) cash, or (ii) securities of the acquiring corporation which may be immediately sold to the public without registration under the Securities Act.

10.7        Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

10.8        Entire Agreement. This Agreement, the License Agreements and other documents delivered pursuant hereto and thereto, including the exhibits, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

10.9        Publicity. No party shall issue any press releases or otherwise make any public statement with respect to the transactions contemplated by this Agreement without the prior written consent of the other party, except as may be required by applicable law or regulations, in which case such party shall provide the other parties with reasonable notice of such publicity and/or opportunity to review such disclosure.

10.10      Waiver of Rule of Construction.  Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

10.11      Termination. This Agreement shall terminate when the Company’s obligation to issue additional shares under the License Agreement terminates.

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed by their duly authorized representatives as of the day and year first above written.

TRANSKARYOTIC THERAPIES, INC.	CELL GENESYS, INC.

By:	By:

Name:	Name:
Title:	Title: